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                                       EX-8.(c)
                   State Street/Bankers Trust Subcust. Arrangement


                       STATE STREET/BANKERS TRUST SUBCUSTODIAL
                                     ARRANGEMENT
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                                SUBCUSTODIAN AGREEMENT

      The undersigned custodian (the "Custodian") for each of the investment companies (each such investment company is herein referred to as the "Fund") identified in EXHIBIT #2 of the OPERATING PROCEDURES attached hereto as APPENDIX I and, as amended from time to time, made a part hereof, hereby appoints on the following terms and conditions Bankers Trust Company as subcustodian (the "Subcustodian") for it and the Subcustodian hereby accepts such appointment on the following terms and conditions as of the date set forth below.

      1. Qualification. The Custodian and the Subcustodian each represents to the other and to the Fund that it is qualified to act as a custodian for a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

      2. Subcustody. The Subcustodian agrees to maintain a separate account and to hold segregated at all times from the Subcustodian's securities and from all other customers' securities held by the Subcustodian, all the Fund's securities and evidence of rights thereto ("Fund Securities") deposited, from time to time by the Custodian's authorized representative with the Subcustodian. The Subcustodian will accept, hold or dispose of and take other actions with respect to Fund Securities in accordance with the Instructions of the Custodian given in the manner set forth in Section 4 and will take certain other actions as specified in Section 3. The Subcustodian may take steps to register and continue to hold Fund Securities in the name of the Subcustodian's nominee and shall take such other steps as the Subcustodian believes necessary or appropriate to carry out efficiently the terms of this Agreement. To the extent that ownership of Fund Securities may be recorded by a book entry system maintained by any transfer agent or registrar for such Fund Securities or by Depository Trust Company, the Subcustodian may hold Fund Securities as a book entry reflecting the ownership of such Fund Securities by its nominee and need not possess certificates or any other evidence of ownership of Fund Securities. The Subcustodian shall identify on its records Fund Securities wish are held in a book entry system.

      3. Subcustodian's Acts Without Instructions. Except as otherwise instructed pursuant to Section 4, the Subcustodian will (i) present all Fund Securities requiring presentation for any payment thereon, (ii) distribute to the Custodian cash received thereon, (iii) collect and distribute to the Custodian interest and
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execute any necessary declarations or certificates of ownership (provided by the Custodian or on its behalf) under any tax law now or hereafter in effect,
(v) forward to the Custodian, or notify it by telephone of, confirmations, notices, proxies or proxy soliciting materials relating to the Fund Securities received by it as registered holder (and the Custodian agrees to forward same to the Fund), (vi) report to the Custodian any missed payment or other default upon any Fund Securities known to it as Subcustodian and (vii) make no free delivery of Fund Securities to anyone other than the Custodian. Promptly after the Subcustodian is furnished with any report of its independent public accountants on an examination of its internal accounting controls and procedures for safeguarding securities held in its custody as subcustodian under this Agreement or under similar agreements, the Subcustodian will furnish a copy thereof to the Custodian.

      4. Instruction, Other Communications. Any officer of the Custodian designated from time to time by letter to the Subcustodian, signed by the President or any Vice President and any Assistant Vice President, Assistant Secretary or Assistant Treasurer of the Custodian, as an officer of the Custodian authorized to give instructions to the Subcustodian with respect to Fund Securities (an "Authorized Officer"), shall be authorized to instruct the Subcustodian as to the acceptance, holding, presentation, disposition or any other action with respect to Fund Securities from time to time by telephone, or in writing signed by such Authorized officer and delivered by tested telex, tested computer printout or such other reasonable method as the Custodian and Subcustodian shall agree is designated to prevent unauthorized officer's instructions; provided, however, the Subcustodian is authorized to accept and act upon orders from the Custodian, whether orally, by telephone or otherwise, which the Subcustodian reasonably believes to be given by an authorized person. The Subcustodian will promptly transmit to the Custodian all receipts and transaction confirmations in respect of Fund Securities as to which the Subcustodian has received any instructions. The Authorized Officers shall be as set forth on EXHIBIT #1 of the OPERATING PROCEDURES. The Subcustodian will furnish a weekly statement relating to the account which shall reflect Fund Securities held in the account at the date of such statement.

      5. Liabilities. (i) The Subcustodian shall not be liable for any action taken or omitted to be taken in carrying out the terms and provision of this Agreement if done without willful malfeasance, bad faith, negligence or reckless disregard of its obligations and duties under this Agreement. Except as otherwise set forth herein, the Subcustodian shall have no responsibility for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes or similar matters relating to the Fund
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Securities (except at the instructions of the Custodian), nor for informing the
Custodian with respect thereto, whether or not the Subcustodian has, or is deemed to have, knowledge of the aforesaid. The Subcustodian is under no duty to supervise or to provide investment counseling or advice to the Custodian or the Fund relative to the purchase, sale, retention or other disposition of any Fund Securities held hereunder. The Subcustodian shall for the benefit of the Custodian and the Fund use the same care with respect to receiving, safekeeping, handling and delivery of Fund Securities as it uses in respect of its own securities.

      (ii) The Subcustodian will indemnify, defend and save harmless the Custodian and the Fund from and against all loss, liability, claims and demands incurred by the Custodian or the Fund arising out of or in connection with the Subcustodian's willful malfeasance, bad faith, negligence or reckless disregard of it obligations and duties under this Agreement.

      (iii) The Custodian agrees to be responsible for and indemnify the Subcustodian and any nominee in whose name the Fund Securities are registered, from and against all loss, liability, claims and demands incurred by the Subcustodian and the nominee in connection with performance of any activity pursuant to this Agreement, done in good faith and without negligence, including any expenses, taxes or other charges which the Subcustodian is required to pay in connection therewith.

      6. Each party may terminate this Agreement at any time by not less than ten (10) business days' prior written notice. In the event that such notice is given, the Subcustodian shall make delivery of the Fund Securities held in the Subcustodian account to the Custodian or to any third party within the Borough of Manhattan, specified by the Custodian in writing within ten (10) days of receipt of the termination notice, at the Custodian's expense.

      7. All communications required or permitted to be given under this Agreement, unless otherwise agreed by the parties, shall be addressed as follows:

      (i) to the Subcustodian:

      Bankers Trust Company
      1 Bankers Trust Plaza
      32nd Floor
      New York, NY 10015
      Attention: Barbara Walter
                 RMD Safekeeping Unit
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      (ii) to the Custodian:

      State Street Bank and Trust Company
      1776 Heritage Drive
      Quincy, Massachusetts 02171
      Attn: Mutual Funds Service Administration

      B. Miscellaneous: This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may be executed in counterparts each of which shall be deemed an original but all of which shall constitute the same instrument, and (iii) may be amended by the parties hereto in writing.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: August 21, 1986

                                    STATE STREET BANK & TRUST COMPANY
                                    As Custodian


                                    By: /s/ B. Weidlich
                                        ----------------------------
                                    Title: Vice President
                                           -------------------------

                                    BANKERS TRUST COMPANY
                                    As Subcustodian


                                    By: /s/ [Illegible]
                                        ----------------------------
                                    Title: Senior VP
                                           -------------------------